Exhibit 10.3

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”), dated as of January 27, 2010, is entered into by and among Sun Microsystems, Inc., a Delaware corporation (the “Purchaser”), KKR PEI Solar Holdings I, Ltd., a Cayman Islands exempt company (the “KKR Seller”), and Citibank, N.A., a national banking association organized under the laws of the United States (the “Citi Seller” and together with the KKR Seller each, a “Seller” and, collectively, the “Sellers”).

RECITAL

WHEREAS, the Purchaser desires to purchase $350,000,000 aggregate principal amount of its 0.625% Convertible Senior Notes due 2012 (the “Notes”) from each Seller at a price of $1,000.00 per $1,000.00 of the principal amount of the Notes, for an aggregate purchase price of $350,000,000 plus any accrued and unpaid interest on the Notes;

WHEREAS, each Seller is a holder of $175,000,000 principal amount of the Notes and desires to sell the Notes to the Purchaser; and

WHEREAS, concurrently with the execution of this Agreement, the KKR Seller and the Citi Seller are entering into an agreement with respect to the termination of a swap and pledge transaction relating to the Notes (the “Side Letter”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Purchase of the Notes. Each Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from such Seller, all of the Notes held by such Seller for an aggregate purchase price of $175,000,000 with respect to each Seller plus an accrued and unpaid interest on such Notes to the Closing Date (as defined below) in the amount of $537,760.42 (the “Purchase Price”).

2. Closing. The closing of the purchase of the Notes will be held on January 28, 2010 (the “Closing Date”). No later than 10:00  a.m., New York City time, on the Closing Date, the Purchaser will cause the Purchase Price payable to the Citi Seller and the KKR Seller to be credited pursuant to wire instructions to be provided to the Purchaser separately. Upon receipt Sellers shall effect the transfer of the Notes in accordance with the procedures of the Depository Trust Company (“DTC”) into a book-entry account identified by U.S. Bank National Association, the trustee for the Notes (the “Trustee”). For the avoidance of doubt, each Seller shall cease to own any Notes as of the receipt by the Trustee, or its agent’s message, of book-entry confirmation from DTC with respect to the Notes and the Purchaser shall be entitled to instruct the appropriate parties immediately thereafter to cancel the Notes.

3. Representations of the Purchaser. The Purchaser represents and warrants to each Seller on the date hereof and as of the Closing Date that:

(a) The Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms. Purchaser has the full right, power, legal capacity and authority to purchase the Notes and to enter into and perform its obligations under this Agreement.

(c) The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the organizational or governing documents of the Purchaser or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets, other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that would not reasonably be expected to adversely impact the ability of the Purchaser to consummate the transactions contemplated hereby.

(d) No material consent, approval, order or authorization of, or material registration, declaration or filing with, any governmental entity is required on the part of the Purchaser in connection with the execution, delivery and performance by it of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

4. Representations of the Sellers. Each Seller represents and warrants to the Purchaser on that date hereof and as of the Closing Date that:

(a) Such Seller is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Seller, and this Agreement is a valid and binding obligation of such Seller, enforceable against it in accordance with its terms. Such Seller has the full right, power, legal capacity and authority to sell and transfer the Notes and to enter into and perform its obligations under this Agreement.

(c) The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the organizational or governing documents of such Seller or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Seller or any of its properties or assets, other than (i) any such conflict, violation, breach, default, termination and acceleration under clause (B) that would not reasonably be expected to adversely impact the ability of such Seller to consummate the transactions contemplated hereby and (ii) as will be fully and completely extinguished on the Closing Date pursuant to the terms of the Side Letter.

(d) No material consent, approval, order or authorization of, or material registration, declaration or filing with, any governmental entity is required on the part of such Seller in connection with the execution, delivery and performance by it of this Agreement and the consummation by such Seller of the transactions contemplated hereby.

(e) Such Seller beneficially owns the Notes and has the absolute and unrestricted right, power and authority to sell, transfer and assign the Notes to the Purchaser pursuant to this Agreement, in each case free and clear of any liens, claims, pledges, options, rights of first offer, rights of first refusal or other encumbrances (collectively, “Liens”), except for Liens to be released on the Closing Date pursuant to the Side Letter. Upon consummation of the purchase and sale of the Notes as provided in this Agreement, the Purchaser shall receive good and marketable title to the Notes, free and clear of any Liens, other than any Liens created by the Purchaser.

5. Miscellaneous. (a) This Agreement (i) may be amended only by written agreement between the Purchaser and each Seller; (ii) shall be governed by and construed under the laws of the State of New York, without regard to its rules governing conflicts of laws; (iii) sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions and agreements; (iv) shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns; and (v) may be executed in counterparts, each of which shall be deemed an original; (b) the parties hereto agree to execute any additional documents necessary to carry out the purposes of this Agreement; (c) any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances; (d) in the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; (e) all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; and (f) each party hereto acknowledges and agrees that it has been represented, or had the opportunity to be represented, by independent counsel of its own choosing and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect (including with respect to tax matters), and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(Signature Page Follows)

The parties hereto have executed this Note Purchase Agreement as of the day and year first set forth above.

PURCHASER:
SUN MICROSYSTEMS, INC.

By:	/s/ Brady Mickelsen
Name:	Brady Mickelsen
Title:	Vice President

SELLERS:
KKR PEI SOLAR HOLDINGS I, LTD.

By:	/s/ William Janetschet
Name:	William Janetschet
Title:	Director

CITIBANK, N.A.

By:	/s/ James Heathcote
Name:	James Heathcote
Title:	Authorized Signatory